UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNIVERSAL COMPRESSION HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY NOTE
On August 14, 2007, Exterran Holdings, Inc. sent the following letter to Fidelity Management & Research Company, a stockholder of Universal Compression Holdings, Inc. and Hanover Compressor Company.
Additional Information
In connection with the proposed merger of Universal Compression Holdings and Hanover Compressor Company, a registration statement of the new company, Exterran Holdings, Inc. (formerly Iliad Holdings, Inc.), which includes definitive proxy statements of Universal and Hanover, a prospectus of Exterran and other materials, has been filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT UNIVERSAL, HANOVER, EXTERRAN AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus without charge, at the SEC’s web site at www.sec.gov, Universal’s web site at www.universalcompression.com, and Hanover’s web site at www.hanover-co.com. Copies of the definitive proxy statement/prospectus and the SEC filings that are incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Universal Compression Holdings, Inc., 713-335-7000 or to Investor Relations, Hanover Compressor Company, 832-554-4856.
Participants in Solicitation
 Universal Compression Holdings and Hanover Compressor Company and their respective directors, officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the merger.

August 14, 2007
Mr. Glen Stuke
Fidelity Management & Research Company
Investment & Advisor Compliance
One Spartan Way TS1E
Merrimack, NH 03054
Dear Mr. Stuke:
This letter addresses Fidelity Management & Research Company’s comments concerning certain aspects of the proposed Exterran Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”). On August 16, 2007, Universal Compression Holdings, Inc. and Hanover Compressor Company will hold their respective annual stockholder meetings to consider, among other things, proposals to approve a merger involving the companies and to approve the Plan for Exterran Holdings, Inc. (“Exterran”), the new public company that will result from the merger. I have been designated to be the Chairman of Exterran’s Board of Directors (the “Board”) upon the consummation of the merger. If the merger is consummated and the Plan is adopted, the Plan will be administered by the Compensation Committee of the Board (the “Committee”).
Please be advised that, in response to your concerns, our management will recommend to the Board (and, as applicable, the Committee), at a regularly scheduled Board meeting during the current fiscal year, that the Plan be amended in the following respects:
1.	Full-value awards under the Plan that are time-based or tenure-based, such as restricted stock (but not options or stock appreciation rights), will fully vest over a period of not less than three years following the grant date, with not more than one-third of the award vesting in any one year;

2.	The performance period for performance-based, full-value awards under the Plan will not be less than one year from the grant date;

3.	The foregoing restrictions may not be waived by the Committee with respect to any awards made under the Plan except in the case of death, disability or retirement of a grantee, or in the event of a change of control;

4.	The foregoing restrictions will not be required for awards granted under the Plan that, in the aggregate, represent not more than 10% of the authorized shares under the Plan;

5.	The Committee alone may grant discretionary (non-routine) awards to non-employee directors; and

6.	Stockholder approval will be required in order to amend the Plan with respect to the foregoing changes to the Plan.
We hope that the foregoing fully addresses your concerns and permits you to recommend approval of the Plan. Please contact me if you have any comments or questions regarding the Plan or this letter.
Sincerely,
/s/ Gordon T. Hall
Gordon T. Hall
Designated Chairman of the Board of Directors